Exhibit 10.2

August 10, 2012

Mr. Timothy D. Leuliette

Visteon Corporation

One Village Center Drive

Van Buren Township, MI 48111

Dear Tim:

On behalf of Visteon Corporation (the “Company”), I am pleased to provide you with this letter agreement (“Agreement”) setting forth the terms and conditions of your employment as Interim Chairman of the Board, Interim Chief Executive Officer and Interim President (“Interim CEO”) of the Company, effective as of August 10, 2012 (the “Effective Date”).

1. Term. The Company shall employ you as Interim CEO, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the earlier of (a) the date on which a successor Chief Executive Officer is hired and commences employment with the Company, (b) March 1, 2013, or (c) the date of your termination of employment (the “Interim Term”).

2. Position and Duties. In your position as Interim CEO, you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties and responsibilities as may be properly and lawfully required from time to time by the Board. You shall devote substantially all of your business time, energies and talents to serving as Interim CEO, and shall perform your duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties to the Company. During the Interim Term, you may not engage in any other employment, consulting or other business activity that would significantly interfere with the performance of your duties set forth in this Agreement or your fiduciary duties to the Company; provided, however, that you may continue to serve on boards of directors or committees thereof on which you served as of the Effective Date. The Company reserves the right, from time to time, to separate the roles of Chairman of the Board and Interim Chief Executive Officer, without it being considered a breach of this Agreement or considered a termination of your employment hereunder.

3. Location. You shall perform your duties and responsibilities hereunder principally at the Company’s corporate headquarters, which currently is in Van Buren Township, Michigan, and you will be expected under reasonable business circumstances to travel outside of that location, including to the Company’s international operations.

4. Board Service. During the Interim Term you will continue to serve on the Board, subject to re-election by stockholders. Due to your status as an insider during the Interim Term, however, you will no longer serve on any Board committees and will not receive any non-employee director cash retainers, equity grants or other compensation under the Company’s director compensation program for your services as a director (but you shall continue to be subject to the director stock ownership guidelines, rather than the stock ownership guidelines applicable to senior executives of the Company). The Company currently expects that you will remain on the Board following the end of the Interim Term and re-commence participating in the non-employee director compensation program at that time. Assuming that occurs, you will become an independent director after the applicable NYSE and Securities and Exchange Commission waiting periods and receive appropriate committee assignments.

5. Compensation. During the Interim Term, you will receive a monthly base salary at the rate of $95,833.33, payable in accordance with the Company’s normal payroll practices. In addition, you will receive a signing bonus in the amount of $500,000, payable in cash within 15 days after the Effective Date. During the Interim

Term, unless the Board or a committee thereof determines otherwise, you will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs or in any severance plans or programs applicable to senior executives, including without limitation the long-term incentive program, the annual incentive program, the Executive Severance Plan and the form of Change in Control Agreement.

6. Benefits. During the Interim Term, and except as otherwise provided in this Agreement, you shall be eligible to participate in all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time; provided that you shall not be eligible for the perquisite allowance. You shall be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally. In addition, you shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by you during the Interim Term in connection with carrying out your duties hereunder in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.

7. Indemnification and Insurance. The Company shall indemnify you with respect to activities in connection with your employment as Interim CEO to the full extent provided for in its corporate charter, Bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and senior executive officers. In addition, you will be named as an insured in your capacities as Interim CEO and as director of the Company on the director and officer liability insurance policy currently maintained, or as may be maintained, by the Company from time to time.

8. Termination. Your employment with the Company is “at-will”, and may be terminated by you or the Company at any time with or without cause or with or without advance notice, except as otherwise provided in this Section 8. Notwithstanding the foregoing, (a) if the Company intends to terminate your employment hereunder prior to March 1, 2013 for reasons other than for cause or disability (which other reasons shall include appointment of a successor Chief Executive Officer other than yourself), then the Company must provide you with written notice at least 15 days in advance of the termination date, and (b) if a successor Chief Executive Officer has not commenced employment with the Company on or before October 31, 2012, then you may voluntarily terminate your employment with the Company as of November 15, 2012, provided that you deliver written notice to the Company at least 10 days in advance of your resignation date. In the event of a termination of employment under Section 8(a) or (b) above, the Company shall pay to you in connection with your services as Interim CEO, in a single lump sum within 5 days after delivery of the applicable notice of termination, an amount equal to the excess of (i) $650,000, over (ii) the base salary that you were entitled to receive from the period commencing on the Effective Date and ending on the proposed date of termination. You shall not be entitled to this payment under any other circumstances. For this purpose, “cause” shall mean: (i) your material breach of this Agreement; (ii) your willful material misrepresentation at any time to the Board; or (iii) your engaging in illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition. For this purpose, “disability” shall be defined by reference to the Company’s long-term disability policy.

9. Miscellaneous. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as Interim CEO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and an officer of the Company duly authorized by the Board. Neither party may assign or delegate any of its or his obligations hereunder without the prior written consent of the other party, provided that the Company may assign this Agreement in connection with a sale or other disposition of all or substantially all of its assets. This Agreement shall be binding upon and shall inure to the benefit of you and your administrators, executors, heirs and permitted assigns, and the Company and its successors and permitted assigns. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.

Please confirm your agreement with these terms by signing below and return a copy for our files. If you have any questions, or need additional information, please give me a call.

Sincerely,

VISTEON CORPORATION		Agreed and accepted:

By:	/s/ Michael K. Sharnas	/s/ Timothy D. Leuliette	August 10, 2012
	Michael K. Sharnas Vice President and General Counsel	Timothy D. Leuliette	Date

3